UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2013

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 26, 2013, the Compensation Committee of the Board of Directors of Rubicon Technology, Inc. (the “Company”) approved compensation packages for Raja Parvez, the Company’s Chief Executive Officer and for William Weissman, the Company’s Chief Financial Officer. The Compensation Committee approved 2013 base salary and performance based cash bonuses, stock options and restricted stock grants, all as described further below.

Base Salary and Cash Incentive Bonus

The Compensation Committee approved a base salary increase of 3% for Messrs. Parvez and Weissman, retroactive to January 1, 2013, and a cash incentive target bonus of $175,000 for Mr. Parvez and a bonus equal to 40% of Mr. Weissman’s base salary, each payable upon the achievement of certain earnings targets for fiscal year 2013 and for the fourth quarter of 2013.

Stock Option and Restricted Stock Grants

On July 1, 2013, Mr. Parvez was awarded a stock option valued at $250,000, with the number of shares of Company common stock subject to the option to be determined by the Black-Scholes method, at an exercise price of $7.97 per share, the closing price of the shares on the date prior to the grant date (the “Parvez Option”), and he was issued 31,367 shares of restricted stock, at a grant price of $7.97 per share (the “Parvez Restricted Stock”). Also on July 1, 2013, Mr. Weissman was awarded a stock option valued at $125,000, with the number of shares of Company common stock subject to the option to be determined by the Black-Scholes method, at an exercise price of $7.97 per share (the “Weissman Option”), and he was issued 15,683 shares of restricted stock, at a grant price of $7.97 per share (the “Weissman Restricted Stock”). The stock options and restricted stock awards include, without limitation, the following performance conditions and other terms:

Sales Target: One-third of the Parvez Option and one-third of the Parvez Restricted Stock and one-third of the Weissman Option and one-third of the Weissman Restricted Stock are subject to the Company achieving a specified sales goal during 2013 (the “Sales Target”). If the Sales Target goal is met, the relevant portions of the options and restricted stock will be subject to the vesting schedule described below. If the Sales Target goal is not met, the relevant portions of the options and restricted stock will be forfeited.

Cost Reduction: One-third of the Parvez Option and one-third of the Parvez Restricted Stock and one-third of the Weissman Option and one-third of the Weissman Restricted Stock are subject to the Company achieving at least a specified level of production cost reduction during 2013 (“Cost Reduction”). If the Cost Reduction goal is met, the relevant portions of the options and restricted stock will be subject to the vesting schedule described below. If the Cost Reduction goal is not met, the relevant portions of the options and restricted stock will be forfeited.

Customer Development: One-third of the Parvez Option and one-third of the Parvez Restricted Stock and one-third of the Weissman Option and one-third of the Weissman Restricted Stock are subject to the Company achieving a specified new customer development goal by the end of the first quarter of 2014 (“Customer Development”). If the Customer Development goal is met, the relevant portions of the options and restricted stock will be subject to the vesting schedule described below. If the Customer Development goal is not met, the relevant portions of the options and restricted stock will be forfeited.

Vesting: With respect to each of the Sales Target and Cost Reduction performance goals, one-third of each executive’s stock options and restricted stock award for each specified performance goal will vest on December 31, 2013 if the particular goal is achieved and such executive is employed by the Company. One-third of each executive’s stock options and restricted stock award for the Customer Development performance goal will vest on the date such Customer Development goal is achieved so long as such goal is achieved at or prior to March 31, 2014 and such executive is employed by the Company. Thereafter, one-third of such executive’s stock options and restricted stock for each achieved performance goal will vest on each of December 31, 2014 and 2015, if such executive remains employed by the Company on each applicable vesting date.

The stock options and restricted stock are otherwise subject to the Rubicon Technology, Inc. 2007 Stock Incentive Plan, as amended and restated and the form of prior grants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: July 2, 2013	By:	/s/ William F. Weissman
	Name:	William F. Weissman
	Title:	Chief Financial Officer

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